SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 2)*

Under the Securities Exchange Act of 1934*

QUEST SOFTWARE, INC.

(Name of Issuer)

Common stock, par value $0.001 per share

(Title of Class of Securities)

74834T-10-3

(CUSIP Number)

Blair Flicker, Esq.

c/o Insight Venture Management, LLC

680 Fifth Avenue, 8th Floor

New York, New York 10019

(212) 230-9200

David Baylor

c/o Vector Capital Corporation

One Market Street, Steuart Tower, 23d Floor

San Francisco, California 94105

(415) 293-5100

With copies to:

Gordon R. Caplan, Esq.

Morgan D. Elwyn, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

(212) 728-8000

Martin A. Wellington, Esq.

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, California 94025

(650) 752-3600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 29, 2012

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Expedition Holding Company, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Expedition Merger Sub, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Insight Venture Partners VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Insight Venture Partners (Cayman) VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Insight Venture Partners (Co-Investors) VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Insight Venture Partners (Delaware) VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Insight Venture Partners Coinvestment Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Insight Venture Associates VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Insight Venture Associates VII, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Insight Venture Associates Coinvestment II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Insight Holdings Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Vector Capital IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) L.P.

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Vector Capital Partners IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Vector Capital L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

AMENDMENT NO. 2

TO SCHEDULE 13D

CUSIP No. 74834T-10-3

1	NAME OF REPORTING PERSONS. Alexander R. Slusky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

The Reporting Persons previously filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) on March 19, 2012, as amended by Amendment No. 1 on June 21, 2012 (the “Statement”). Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Reporting Persons are filing this Amendment No. 2 to the Statement (“Amendment No. 2”). All capitalized terms used herein but not defined shall have the meaning set forth in the Statement.

Item 4.	Purpose of Transaction

Item 4 of the Statement is amended and supplemented by adding the following at the end thereof:

On June 29, 2012, the Company, entered into a Merger Termination Agreement (the “Merger Termination Agreement”) by and among the Company, Parent, and Merger Sub. The Merger Termination Agreement contemplates, among other changes (i) the termination of the Merger Agreement, (ii) the termination of the Support Agreements (as defined therein) and (iii) the payment by the Company to Parent of the Termination Fee and Expense Reimbursement (each as defined therein). In addition, as a result of the execution of the Merger Termination Agreement, the Amended and Restated Transaction Support Agreement automatically terminated by its terms. By reason of the execution of the Merger Termination Agreement and the resulting termination of the Merger Agreement, Support Agreements and Amended and Restated Transaction Support Agreement, the Reporting Persons no longer have shared dispositive power or beneficial ownership over the shares of Common Stock held by the Rollover Investors. The preceding summary is qualified in its entirety by reference to the Merger Termination Agreement, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 2, 2012, and is incorporated herein by reference in its entirety as Exhibit 99.16.

Item 5.	Interest in Securities of the Issuer

Item 5(e) of the Statement is amended and restated as follows:

(e) On June 29, 2012, by reason of the execution and delivery of Merger Termination Agreement and resulting termination of the Merger Agreement, Support Agreements and Amended and Restated Transaction Support Agreement, the Reporting Persons ceased to be the beneficial owner of any shares of Common Stock.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Statement is amended and supplemented by adding the following at the end thereof:

Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the Reporting Persons entered into the Joint Filing Agreement, filed as Exhibit 99.1 to Amendment No. 1 to the Statement.

Except as described herein and in Amendment No. 2, there are no contracts, arrangements, undertakings or relationships (legal or otherwise) among the persons named in Item 2 (as disclosed in Amendment No. 1) between such persons and any other person with respect to any securities of the Company.

Item 7.	Material to Be Filed as Exhibits

Exhibit 99.16	Merger Termination Agreement, dated as of June 29, 2012, by and among the Parent, Merger Sub and the Company (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 2, 2012).

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 2, 2012	EXPEDITION HOLDING COMPANY, INC.

	By:	/s/ Thomas Michael Triplett
Name: Thomas Michael Triplett
Title: President

Dated: July 2, 2012	EXPEDITION MERGER SUB, INC.

	By:	/s/ Thomas Michael Triplett
Name: Thomas Michael Triplett Title: President

Dated: July 2, 2012	INSIGHT VENTURE PARTNERS VII, L.P. By: Insight Venture Associates VII, L.P., its general partner By: Insight Ventures Associates VII, Ltd., its general partner

	By:	/s/ Blair M. Flicker
Name: Blair M. Flicker Title: Vice President

Dated: July 2, 2012	INSIGHT VENTURE PARTNERS (CAYMAN) VII, L.P. By: Insight Venture Associates VII, L.P., its general partner By: Insight Venture Associates VII, Ltd., its general partner

	By:	/s/ Blair M. Flicker
Name: Blair M. Flicker Title: Vice President

Dated: July 2, 2012	INSIGHT VENTURE PARTNERS VII (CO-INVESTORS), L.P. By: Insight Venture Associates VII, L.P., its general partner By: Insight Venture Associates VII, Ltd., its general partner

	By:	/s/ Blair M. Flicker
Name: Blair M. Flicker Title: Vice President

Dated: July 2, 2012	INSIGHT VENTURE PARTNERS (DELAWARE) VII, L.P. By: Insight Venture Associates VII, L.P., its general partner By: Insight Venture Associates VII, Ltd., its general partner

	By:	/s/ Blair M. Flicker
Name: Blair M. Flicker Title: Vice President

Dated: July 2, 2012	INSIGHT VENTURE PARTNERS COINVESTMENT FUND II, L.P. By: Insight Venture Associates Coinvestment II, L.P., its general partner By: Insight Holdings Group, LLC, its general partner

	By:	/s/ Blair M. Flicker
Name: Blair M. Flicker Title: Vice President

Dated: July 2, 2012	INSIGHT VENTURE ASSOCIATES VII, L.P. By: Insight Venture Associates VII, Ltd., its general partner

	By:	/s/ Blair M. Flicker
Name: Blair M. Flicker Title: Vice President

Dated: July 2, 2012	INSIGHT VENTURE ASSOCIATES VII, LTD.

	By:	/s/ Blair M. Flicker
Name: Blair M. Flicker Title: Vice President

Dated: July 2, 2012	INSIGHT VENTURE ASSOCIATES COINVESTMENT II, L.P. By: Insight Holdings Group, LLC, its general partner

	By:	/s/ Blair M. Flicker
Name: Blair M. Flicker Title: Vice President

Dated: July 2, 2012	INSIGHT HOLDINGS GROUP, LLC

	By:	/s/ Blair M. Flicker
Name: Blair M. Flicker Title: Vice President

Dated: July 2, 2012	VECTOR CAPITAL IV, L.P. By: Vector Capital Partners IV, L.P., its general partner By: Vector Capital, L.L.C., a general partner

	By:	/s/ David Baylor
Name: David Baylor Title: Chief Operating Officer

Dated: July 2, 2012	VECTOR CAPITAL PARTNERS IV, L.P. By: Vector Capital, L.L.C., its general partner

	By:	/s/ David Baylor
Name: David Baylor Title: Chief Operating Officer

Dated: July 2, 2012	VECTOR CAPITAL L.L.C.

	By:	/s/ David Baylor
Name: David Baylor Title: Chief Operating Officer

Dated: July 2, 2012	ALEXANDER R. SLUSKY

	By:	/s/ Alexander R. Slusky
Name: Alexander R. Slusky